Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

PMA CAPITAL CORPORATION,

and

Charles C. Caldwell,
Thomas G. Hamill,
Colin D. O’Connor,
and
J. Mark Davis
(the Shareholders of Midlands Holding Corporation)

and

MIDLANDS HOLDING CORPORATION

Dated as of October 1, 2007

TABLE OF CONTENTS
Page
1.	Certain Matters of Construction; Definitions		1
	1.1	Certain Matters of Construction	1
	1.2	Cross Reference Table for Definitions	2
	1.3	Certain Definitions	3
2.	Purchase and Sale of Shares		9
	2.1	Basic Transaction	9
	2.2	Total Purchase Price	9
	2.3	Allocations Among Sellers of Total Purchase Price	10
	2.4	Payments of Total Purchase Price	10
		(a) Closing Payment	10
		(b) Closing Payment Adjustments and Guaranteed Payments	10
		(c) Earn-Out Payments	12
		(d) Aggregate Look-Back Payment	14
		(e) Cumulative Incentive Payment	14
	2.5	Acceleration	14
	2.6	Income Tax Allocation of Total Purchase Price	15
	2.7	Waiver of Rights under Shareholders Agreement	15
3.	Representations and Warranties Regarding Company		15
	3.1	Organization, Standing, Power and Authorization	15
	3.2	Capitalization of the Company	16
	3.3	Subsidiaries	16
	3.4	Corporate Documents and Records	16
	3.5	Consents and Approvals; No Violation	17
	3.6	Financial Statements	17
	3.7	Events Subsequent to Most Recent Fiscal Quarter	17
	3.8	Liabilities	19
	3.9	Compliance with Laws	19
	3.10	Contracts	19
	3.11	Tax Matters	21
	3.12	Properties	22
	3.13	Litigation	22
	3.14	Environmental Matters	22
	3.15	Agent and Trade Receivables	23
	3.16	Insurance	23
	3.17	Transactions with Sellers	23
	3.18	Employees	24
	3.19	Intellectual Property	24
	3.20	Employee Benefits	24
	3.21	Clients	26
	3.22	Insurance Companies	26
	3.23	Insurance Accounts and Commissions	27

i

	3.24	Brokers	27
	3.25	List of Bank Accounts	27
	3.26	Disclosure	27
4.	Representations and Warranties of Sellers Regarding Transaction		27
	4.1	Title to Shares	27
	4.2	Authority	27
	4.3	Litigation; Impairment	28
5.	Representations and Warranties of Buyer		28
	5.1	Organization, Standing and Power	28
	5.2	Authorization and Enforceability	28
	5.3	Non-Contravention	28
	5.4	Financial Statements	29
		(a) Financial Information	29
		(b) Character of Financial Information	29
	5.5	Change in Condition	29
	5.6	Compliance with Laws	29
	5.7	Litigation	30
	5.8	Insurance	30
	5.9	A.M. Best Company	30
	5.10	Brokers	30
	5.11	Financing	30
6.	Closing		31
	6.1	Closing	31
	6.2	Deliveries at Closing by the Company and Sellers	31
	6.3	Deliveries at Closing by Buyer	32
7.	Post-Closing Covenants		32
	7.1	Further Assurances	32
	7.2	Access to Records	32
	7.3	Errors and Omissions Insurance; Directors’ and Officers’ Insurance	32
	7.4	Restrictive Covenants of Sellers	33
		(a) Non-Competition; Non-Solicitation	33
		(b) Exceptions	33
		(c) Confidentiality	33
		(d) Remedies for Breach of Restrictive Covenants	34
		(e) Acknowledgements and Reformation	34
	7.5	Conduct of MMC Business Post-Closing	34
	7.6	Public Announcements	35
	7.7	Sellers’ Expenses	35
	7.8	No Section 338 Election	35
8.	Indemnification		36
	8.1	Survival Period	36
	8.2	Indemnification By Each Seller	36

	8.3	Indemnification by Buyer	37
	8.4	Monetary Limitations on Sellers’ Indemnification Obligations	37
	8.5	Monetary Limitations on Buyer’s Indemnification Obligations	38
	8.6	Third Party Claims	38
	8.7	Procedure for Direct Claims	38
	8.8	Mitigation	39
	8.9	No Circular Recovery	39
	8.10	Nature of Indemnification Payments	39
	8.11	Exclusive Remedy	39
	8.12	Limited Remedies	39
	8.13	Insurance; Tax Benefit	40
	8.14	No Double Recovery	40
	8.15	Tax Matters	40
		(a) Tax Indemnification	40
		(b) Straddle Period	40
		(c) Refunds and Tax Benefits	40
		(d) Cooperation on Tax Matters	41
		(e) Tax Sharing Agreements	41
		(f) Certain Taxes and Fees	41
9.	Miscellaneous		41
	9.1	Entire Agreement; Waivers	41
	9.2	Amendment or Modification	42
	9.3	Severability	42
	9.4	Binding Effect	42
	9.5	Notices	42
	9.6	Jurisdiction; Service of Process	43
	9.7	Governing Law	44
	9.8	Headings	44
	9.9	Third Party Beneficiaries	44
	9.10	Counterparts; Facsimile Signatures	44
	9.11	Nature of Seller’s Obligations	44
	9.12	Expenses of Transaction	44
		(a) Transaction Costs of Sellers	44
		(b) Transaction Costs of Buyer	44

EXHIBITS:

Exhibit A-1   – Subsidiaries of the Company

Exhibit A-2   – Subsidiaries of MMC

Exhibit B       – Schedule of Accelerated Values pursuant to Section 2.5

Exhibit C       – Form of Executive Employment Agreement

Exhibit D       – Form of Sellers’ Release

SCHEDULES:

Sellers
Schedule 3.1	Directors, Officers, States of organization for Company and all Subsidiaries
Schedule 3.5	Filings and Consents
Schedule 3.7	Events Subsequent to June 30, 2007
Schedule 3.8	Liabilities
Schedule 3.9	Compliance with Laws
Schedule 3.10	List of Contracts
Schedule 3.11	Tax Sharing Agreements
Schedule 3.12	Leases
Schedule 3.13	Company Litigation
Schedule 3.16	Company Insurance Policies
Schedule 3.20	Employee Benefit Plans
Schedule 3.21	Certain Clients
Schedule 3.25	Bank Accounts
Schedule 8.2	Aged Receivables
Buyer
Schedule 5.1	Directors and Officers of Buyer and MASIC
Schedule 5.3	Buyer’s Approvals
Schedule 5.6	Compliance with Laws
Schedule 5.7	Buyer’s Litigation

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of the 1st day of October, 2007, by and among PMA CAPITAL CORPORATION, a Pennsylvania corporation (the “Buyer”), CHARLES C. CALDWELL (“Caldwell”), THOMAS G. HAMILL (“Hamill”), COLIN D. O’CONNOR (“O’Connor”) and J. MARK DAVIS (“Davis”) (collectively the “Sellers,” and, individually, a “Seller”) and Midlands Holding Corporation, an Oklahoma corporation, solely for the purpose of Section 2.7.

WITNESSETH

WHEREAS, Sellers collectively own all of the authorized, issued and outstanding shares of Common Stock, par value $1.00 per share, of Midlands Holding Corporation, an Oklahoma corporation (the “Company”);

WHEREAS, on and subject to the terms and conditions hereof, Buyer desires to purchase all of the issued and outstanding shares of Common Stock of the Company that are owned by Sellers; and

WHEREAS, on and subject to the terms and conditions hereof, each Seller desires to sell and transfer to Buyer all of the shares of Common Stock of the Company owned by him.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, which each Party acknowledges to be fair and adequate consideration for its obligations and commitments hereunder, and intending to be legally bound, the Parties hereby agree as follows:

1.           Certain Matters of Construction; Definitions.

1.1           Certain Matters of Construction.

(a)           The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement and any reference to a particular Section of this Agreement shall include all subsections thereof.

(b)           The word “Party” shall refer to Buyer, the Company, any Seller or the Sellers, as the case may be, and the word “Parties” shall refer to Buyer, the Company and the Sellers, collectively.

(c)           Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neutral gender shall include each other gender.

(d)           All references herein to Sections, Schedules and Exhibits shall be deemed to be references to Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All Schedules and Exhibits attached hereto or delivered pursuant to the provisions hereof shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meanings ascribed to such terms in this Agreement.

(e)           The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(f)           Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.

(g)           All references herein to obligations or liabilities of “Sellers” or a “Seller” shall mean the several, and not joint, obligations or liabilities of each Seller.

(h)           Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise.

(i)           The word “including” shall mean including without limitation.

1.2           Cross Reference Table For Definitions.

“Adjusted 2007 EBITDA”	Section 2.4(c)(i)
“Adjusted 2008 EBITDA”	Section 2.4(c)(ii)
“Adjusted 2009 EBITDA”	Section 2.4(c)(iii)
“Adjusted 2010 EBITDA”	Section 2.4(c)(iv)
“Adjusted 2011 EBITDA”	Section 2.4(c)(v)
“Aged Receivables”	Section 8.2
“Aggregate Look-Back Payment”	Section 2.4(d)
“Agreed Amount”	Section 8.7
“Buyer”	Introduction
“Buyer Closing Documents”	Section 5.2
“Buyer Financial Statements”	Section 5.4(a)(i)
“Buyer Indemnitee”	Section 8.2
“Buyer Insurance Policies”	Section 5.9
“Buyer Interim Balance Sheet”	Section 5.4(a)(ii)
“Buyer Interim Financials”	Section 5.4(a)(ii)
“Buyer Permits”	Section 5.6
“Buyer Deductible”	Section 8.5
“Caldwell”	Introduction
“Claimed Amount”	Section 8.7

“Closing”	Section 6.1
“Closing Date”	Section 6.1
“Closing Payment”	Section 2.4(a)
“Closing Payment Adjustment”	Section 2.4(b)
“Company”	Recitals
“Company Insurance Policies”	Section 3.16
“Confidential Information	Section 7.4(c)
“Cumulative Adjusted EBITDA”	Section 2.4(d)
“Cumulative Incentive Payment”	Section 2.4(e)
“Davis”	Introduction
“Earn-Out Payment”, “Earn-Out Payments”	Section 2.4(c)
“Employment Agreement”	Section 2.5
“Estimated Retained Cash”	Section 2.4(a)(ii)
“Final Retained Cash Amount”	Section 2.4(b)(ii)
“Guaranteed Payment”, “Guaranteed Payments”	Section 2.4(b)(iv)
“Hamill”	Introduction
"Holdback Amount”	Section 2.4(b)(ii)
“Indemnitee”	Section 8.1
“Indemnity Cap”	Section 8.4(b)
“June 30, 2007 Balance Sheet”	Section 3.12
“MMC Financial Statements”	Section 3.6
“MASIC”	Section 5.1
“O’Connor”	Introduction
“Party” or “Parties”	Section 1.1(b)
“Permits”	Section 3.9
“Pre-Closing Receivables”	Section 2.4(b)(ii)
“Pre-Closing Tax Period”	Section 8.15(a)
“Restrictive Period”	Section 7.4(a)
“Schedule”	Section 3
“Section 7.5 Notice”	Section 7.5(b)
“Sellers”, “Seller”	Introduction
“Seller Closing Documents”	Section 4.2
“Seller Indemnitee”, “Sellers’ Indemnitees”	Section 8.3
“Sellers’ Deductible”	Section 8.4(a)
“Straddle Period”	Section 8.15(b)
“Total Purchase Price”	Section 2.1

1.3           Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Action” means any claim, action, cause of action or suit (in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, hearing, charge, complaint, demand, notice, arbitration, proceeding or investigation to, from, by or before any Governmental Authority (and whether brought by any Governmental Authority or any other Person).

(b)           “Adjusted EBITDA” means MMC’s audited consolidated earnings before taking into account any interest expense, income taxes, depreciation, and amortization for the applicable period and shall be calculated, for any applicable period, except for the three months ended December 31, 2007, and the nine months ended September 30, 2011, in accordance with MMC’s existing accounting policies and procedures, applied on a consistent basis.  For the three months ended December 31, 2007, and for the nine months ended September 30, 2011, the calculation of Adjusted EBITDA will be based on MMC’s unaudited consolidated financial statements for such periods.  Such financial statements will be prepared in accordance with GAAP, consistent with MMC’s audited consolidated financial statements used in calculating Adjusted EBITDA for the other measurement periods.

In addition, Adjusted EBITDA shall (i) exclude (i.e., not be increased or reduced by) "extraordinary items" of gain or loss (pursuant to GAAP), (ii) exclude any amortization or impairment of intangible assets generated by the transactions contemplated by this Agreement, (iii) exclude any allocation of overhead expenses of Buyer or any of its Subsidiaries allocated to MMC’s operations (except to the extent that such overhead is for functions that are currently being performed by MMC and such overhead expenses are comparable in amount to those incurred by MMC for the same function), (iv) exclude any added expense attributable to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, (v) exclude any Losses for which Buyer or any of its Affiliates as an Indemnified Party is indemnified in full pursuant to Section 8.2, (vi) exclude the costs of any data processing system or other system conversion of the Company or any of its Subsidiaries undertaken at the direction of Buyer to conform to Buyer’s systems, and (vii) include or exclude such other items as mutually agreed by Sellers and Buyer on a case-by-case basis.

Further, EBITDA shall be adjusted at each measurement date for items (a), (b) and (c) below for the number of days that each were outstanding during the measurement period based on a 360 day year as follows:

(i)           reduced by the product of 5% and the Estimated Retained Cash;

(ii)           reduced by the product of 5% and the difference between Final Retained Cash Amount and the Estimated Retained Cash, if Final Retained Cash Amount is greater than the Estimated Retained Cash, or increased by the product of 5% and the difference between Final Retained Cash Amount and the Estimated Retained Cash, if Final Retained Cash Amount is less than the Estimated Retained Cash; and

(iii)           increased by the product of 5% and the cumulative dividends withdrawn by Buyer from MMC.

(c)           “Affiliate” means, as to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, or by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(d)           “Affiliate Debt” means all Debt between the Company or any Subsidiary of the Company, on the one hand, and any of the Sellers or any of their Affiliates (other than the Company or any Subsidiary of the Company), on the other hand, and all intercompany advances of funds between any of the Sellers or any of their Affiliates (other than the Company or any Subsidiary of the Company), on the one hand, and the Company or any Subsidiary of the Company, on the other hand.

(e)           “Affiliated Group” means any Affiliated Group within the meaning of Section 1504 of the Code or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign law.

(f)           “Agreement” means this Stock Purchase Agreement as amended, modified, supplemented or restated.

(g)           “Business Day” means any day other than Saturday or Sunday or a day on which banks in New York, New York are authorized or required to be closed.

(h)           “Bylaws” means, with respect to a corporation, the bylaws as from time to time in effect.

(i)           “Charter” means, with respect to a corporation, the certificate or articles of incorporation or organization as from time to time in effect.

(j)           “Client” means a Person for whom MMC or one of its Subsidiaries acts as an agent, administrator, adjuster or consultant in return for a commission, fee or other revenue.

(k)           “COBRA” means the requirements of Part 6 of Subtitle B of Title 1 of ERISA and Code Section 4980B(f) and of any similar state law.

(l)           “Code” means the Internal Revenue Code of 1986, as amended.

(m)           “Common Stock” means the shares of Common Stock, par value $1.00 per share, of the Company.

(n)           “Compensation,” as applied to any Person, means all salaries, compensation, deferred compensation, remuneration, commissions or bonuses of any character, and medical, surgical, dental, hospital, disability, unemployment, retirement, pension, vacation, insurance, executive benefits or fringe benefits of any kind, or other payments or benefits of any kind whatsoever made or provided directly or indirectly by or on behalf of MMC or its Subsidiaries (or provided by Buyer to employees whose primary duties pertain to the MMC Business) to such Person or members of the immediate family of such Person.

(o)           “Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, sublease, license, indenture, Guarantee, commitment, undertaking or arrangement, or other consensual document or instrument, but excluding the Charter and Bylaws of such Person, to which or by which such Person is a party or otherwise bound.

(p)           “Debt” of any Person means all obligations of such Person (i) in respect of indebtedness for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases and (iv) in the nature of Guarantees of obligations described in clauses (i) through (iii) above of any other Person.

(q)           “Distribution” means, with respect to the capital stock of, or other Equity Securities in, any Person, (i) the declaration or payment of any dividend on or in respect of any shares of any class of such capital stock or in respect of any such Equity Security; (ii) the purchase, redemption or other retirement of any shares of any class of such capital stock or of any such Equity Security, directly, or indirectly through a Subsidiary of such Person, or otherwise; and (iii) any other distribution on or in respect of any shares of any class of such capital stock or on or in respect of any such Equity Security.

(r)           “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material compensation, equity compensation, incentive, deferred compensation, retirement or supplemental retirement, pension, profit sharing, severance, vacation, health, life, accident or disability insurance, welfare, compensation or any other employee benefit plan, program or arrangement of any kind for the benefit of any present or former employee or director of the Company or any Subsidiary or under which the Company, any Subsidiary or any ERISA Affiliate has any liability.

(s)           “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

(t)           “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

(u)           “Enforceable” means, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(v)           “Environmental Laws” means any Legal Requirement in effect on or prior to the Closing Date relating to (i) releases or threatened releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (iii) otherwise relating to pollution of the environment or the protection of human health or the environment.

(w)           “Equity Securities” means, with respect to any Person that is not a natural person, all shares of capital stock, membership interest units or other equity or beneficial interests issued by or created in or by such Person, all stock appreciation or similar rights or grants of, or any other Contractual Obligation for, any right to share in the equity, income, revenues or cash flow of such Person, and all securities or other rights, options, warrants or other Enforceable Contractual Obligations to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise.

(x)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y)           “ERISA Affiliate” of the Company or a Subsidiary means any other Person (i) that is a member of a “controlled group” (determined for purposes of Section 4001(a)(14) of ERISA) which includes the Company or the Subsidiary, or (ii) that is a member of a group of Persons which includes the Company or the Subsidiary that is treated as a “single employer” under of Code §414.

(z)           “GAAP” means United States generally accepted accounting principles, consistently applied, in effect at the date of the financial statements to which it relates.

(aa)           “Governmental Authority” means any United States federal, state, local or other foreign government, or political subdivision thereof, governmental authority or regulatory body, agency, governmental commission, court or tribunal or judicial or arbitral body.

(bb)           “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(cc)           “Guarantee” with respect to any Person, means: (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (A) to pay the Debt of such other Person, (B) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (C) to maintain the capital, working capital, solvency or general financial condition of such other Person.

(dd)           “Hazardous Substances” means (i) substances which contain substances defined in or regulated under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) radon; (iv) PCBs; (v) asbestos; and (vi) any other hazardous, noxious, radioactive or toxic materials or substances.

(ee)           “Income Tax” means any Tax which is, in whole or in part, based on or measured by income or gains.

(ff)           “Intellectual Property Rights” means patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights.

(gg)           “Knowledge” means actual knowledge.

(hh)           “Legal Requirement” means any United States federal, state, local or foreign statute, ordinance, code, order, rule, regulation, ordinance, resolution, promulgation or common law requirement or obligation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or any similar provision or, in each case having the force and effect of law.

(ii)           “Liabilities” means any and all liabilities and obligations, whether accrued, fixed, absolute or contingent, matured or unmatured or determined or determinable, or otherwise.

(jj)           “Lien” means, with respect to any asset or property, any mortgage, pledge, lien, security interest, charge, attachment, equity or other encumbrance with respect to such asset or property, or restriction on the creation of any of the foregoing, other than (a) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (b) liens securing rental payments under capital lease arrangements, and (c) mechanic’s, materialmen’s, warehousemen’s, artisan’s and similar liens arising by operation of law, and relating to obligations which are reflected on the Financial Statements and are not yet due and payable.

(kk)           “Losses” means any and all losses, damages, obligations, claims, awards (including, only to the extent claimed in a third party claim, awards of punitive damages or interest), assessments, amounts paid in settlement, judgments, orders, decrees, fines and penalties, costs and expenses (including reasonable legal costs and expenses and costs and expenses of collection).

(ll)           “Material Adverse Effect” means any adverse change in or effect on the business, assets, liabilities, condition (financial or otherwise), results of operations, performance or properties of a Person that is material to such Person; provided, however, that such term shall not include changes or fluctuations in the economy or financial markets generally in the United States or Bermuda or changes or fluctuations that are the result of acts of war, armed hostilities or terrorism, changes in GAAP or changes in legal, accounting or regulatory rules and conditions that affect, in general, businesses in which such Person is engaged or the insurance industry in general. The phrase “Material Adverse Effect on the Company” and all variations thereof means the Company and its Subsidiaries taken as a whole and the phrase “Material Adverse Effect on the Buyer” and all variations thereof means the Buyer and its Subsidiaries taken as a whole.

(mm)                      “MCA” means Midlands Claim Administrators, Inc., an Oklahoma corporation and a wholly-owned subsidiary of Midlands Management Corporation.

(nn)           “MMC” means Midlands Management Corporation, an Oklahoma corporation, and all of its Subsidiaries, unless the context expressly requires otherwise.

(oo)           “MMC Business” means, taken as a whole, the businesses conducted by MMC and its Subsidiaries as such businesses are being conducted by them as of the date of this Agreement.

(pp)           “Ordinary Course of Business” means the ordinary course of MMC Business (or of another specified Person) consistent with past custom and practice (including with respect to frequency and quantity).

(qq)           “Person” means any individual, legal representative, custodian, partnership, corporation, limited liability company, association, estate, trust, business trust, joint venture, unincorporated organization or Governmental Authority.

(rr)           “Policies” means all insurance policies sold, placed or renewed by MMC or one of its Subsidiaries.

(ss)           “Shares” means the 21,847 issued and outstanding shares of Common Stock, par value $1.00 per share, of the Company being sold by the Sellers to Buyer pursuant to this Agreement.

(tt)           “Subsidiaries” means, (i) with respect to the Company, those Persons listed on Exhibit A-1, and (ii) with respect to MMC, those Persons listed on Exhibit A-2.

(uu)           “Tax” (including with correlative meanings, the terms “Taxes” and “Taxable”) means all United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, levy, duty, impost or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(vv)           “Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

(ww)          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xx)           “Worker Safety Laws” means all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety.

2.           Purchase and Sale of Shares.

2.1           Basic Transaction. On and subject to the terms of this Agreement, Buyer hereby purchases and acquires from each Seller, and each Seller hereby sells, assigns, transfers and delivers to Buyer, all of his Shares for the total purchase price specified below in Section 2.2 (“Total Purchase Price”) at a closing held as provided for in Section 6.1.

2.2           Total Purchase Price. The Total Purchase Price shall be payable by Buyer to Sellers at the times specified in Section 2.4 in cash by wire transfer of immediately available funds to accounts specified by each of the Sellers and shall consist of the aggregate of the following payments (each term below is defined in Section 2.4):

(i)           the “Closing Payment”;
(ii)          the “Guaranteed Payments”;
(iii)         the “Earn-out Payments”;
(iv)         the “Aggregate Look-Back Payment”; and
(v)          the “Cumulative Incentive Payment”.

2.3           Allocations Among Sellers of Total Purchase Price. All payments of the Total Purchase Price to Sellers shall be allocated among Sellers and paid to each of them as set forth in Section 2.4.

2.4           Payments of Total Purchase Price.

(a)           Closing Payment. At the Closing, Buyer shall pay Sellers the “Closing Payment,” consisting of:

(i)	$19,800,000; and

(ii)	$3,400,000 of estimated retained cash of MMC (“Estimated Retained Cash”).

The Closing Payment shall be allocated among the Sellers as follows:

	Number of	Closing	Allocation of Closing
Sellers	Shares	Payment	Payment
Charles C. Caldwell	10,000	$10,362,467.05	44.666%
Thomas G. Hamill	5,000	$5,525,351.17	23.816%
Colin D. O'Connor	5,000	$4,837,115.88	20.850%
J. Mark Davis	1,847	$2,475,065.90	10.668%
Total	21,847	$23,200,000.00	100.000%

(b)           Closing Payment Adjustment and Guaranteed Payments.

(i)           The Final Retained Cash Amount (as defined below) shall be determined on or before April 1, 2008 based on the audited consolidated financial statements of MMC for the year ended December 31, 2007.

(ii)           The “Final Retained Cash Amount” shall equal (x) shareholders’ equity as reflected on the audited consolidated financial statements of MMC for the year ended December 31, 2007, minus (a) $50,000 (the aggregate par value of the issued and outstanding shares of common stock of MMC), minus (b) consolidated net income of MMC for the period between the Closing Date and December 31, 2007, minus (c) any balance of goodwill on MMC’s balance sheet prior to the closing of this transaction, minus (d) an amount representing the market value adjustment for MMC’s deferred tax asset, such value to be determined by multiplying the Deferred Tax Asset on MMC’s balance sheet immediately prior to the Closing by the fraction of (one divided by (one plus the 10 Year US Treasury Rate) to the tenth power) and minus (e) 10% of the Accounts Receivable due MCA at September 30, 2007 which were billed by MCA after September 30, 2006 (such receivables are the “Pre-Closing Receivables”, and 10% of the Pre-Closing Receivables is the “Holdback Amount”).  The Holdback Amount includes MCA’s allowance for uncollectible balances.  The creation of the Holdback Amount in this Section 2.4(b) is solely for the purpose of calculating the Final Retained Cash Amount and is not intended to establish a precedent regarding the calculation of MCA’s allowance for uncollectible balances. After the Closing and until January 1, 2008, Buyer and the Company shall not allow or cause MMC to make any Distributions of any kind to the Company or Buyer or any of their respective Subsidiaries or Affiliates.

(iii)           If the Final Retained Cash Amount exceeds the Estimated Retained Cash paid to Sellers at the Closing, Buyer shall pay Sellers the excess amount within ten (10) days of the issuance by the auditors of their opinion with respect to the audited consolidated financial statements of MMC for the year ended December 31, 2007. If the Final Retained Cash Amount is less than the Estimated Retained Cash paid to Sellers at the Closing, Buyer shall recoup the difference by a set-off against the Guaranteed Payment payable to Sellers on October 1, 2008. Any payment pursuant to this Section 2.4(b)(iii) shall be referred to herein as a “Closing Payment Adjustment”.

(iv)           Subject to Buyer’s right to set-off in Section 2.4(b)(iii), Buyer shall pay Sellers $1,500,000 on October 1, 2008, and $1,500,000 on October 1, 2009 (each, a “Guaranteed Payment” and collectively, the “Guaranteed Payments”). Interest shall accrue at the rate of 5% per annum on the unpaid Guaranteed Payments from the Closing Date until the Guaranteed Payments have been paid in full. Interest shall be paid by Buyer to Sellers on October 1, 2008 and October 1, 2009.

(v)           The Closing Payment Adjustment and the Guaranteed Payments shall be allocated among the Sellers as follows:

	Number of	Allocation of
Sellers	Shares	Payments
Charles C. Caldwell	10,000	45.773%
Thomas G. Hamill	5,000	22.886%
Colin D. O'Connor	5,000	22.886%
J. Mark Davis	1,847	8.454%
Total	21,847	100.000%

(c)           Earn-Out Payments. Buyer shall pay Sellers (allocated among Sellers as set forth in Section 2.4(b)(v) above) the following amounts at the following times (each an “Earn-Out Payment”, and collectively the “Earn-Out Payments”):

(i)	On April 1, 2008, if Adjusted EBITDA for the calendar quarter ending December 31, 2007 (“Adjusted 2007 EBITDA”) equals or exceeds $839,563, Buyer shall pay:

A.	$412,500, plus

B.	118.56% of the positive difference, if any, between Adjusted 2007 EBITDA (up to a maximum of $1,187,500) and $839,563, plus

C.	35.36% of the positive difference, if any, between Adjusted 2007 EBITDA (up to a maximum of $1,362,500) and $1,187,500.

If Adjusted 2007 EBITDA is less than $839,563, no Earn-Out Payment will be paid on April 1, 2008. If Adjusted 2007 EBITDA exceeds $1,362,500, the maximum Earn-Out Payment paid on April 1, 2008 will be $886,875.

(ii)	On April 1, 2009, if Adjusted EBITDA for the year ending December 31, 2008 (“Adjusted 2008 EBITDA”) exceeds $3,325,000, Buyer shall pay:

A.	$1,650,000, minus

B.
The October 1, 2008 Guaranteed Payment of $1,500,000 (or such lesser amount if any set off is made by Buyer for adjustments relating to the Final Retained Cash Amount made pursuant to Section 2.4(a)(ii)), plus

C.	99.25% of the positive difference, if any, between Adjusted 2008 EBITDA (up to a maximum of $4,987,500) and $3,325,000, plus

D.	52.56% of the positive difference, if any, between Adjusted 2008 EBITDA (up to a maximum of $6,000,000) and $4,987,500.

If Adjusted 2008 EBITDA is less than $3,325,000, no Earn-Out Payment will be paid April 1, 2009. If Adjusted 2008 EBITDA exceeds $6,000,000, the maximum Earn-Out Payment paid on April 1, 2009 will be $3,832,125, which amount includes the Guaranteed Payment payable on October 1, 2008. No reduction will be made to such Earn-Out Payment for interest accrued and paid on the Guaranteed Payments.

(iii)	On April 1, 2010, if Adjusted EBITDA for the year ending December 31, 2009 (“Adjusted 2009 EBITDA”) exceeds $3,325,000, Buyer shall pay:

A.	$1,650,000, plus

B.	86.3% of the positive difference, if any, between Adjusted 2009 EBITDA (up to a maximum of $5,236,875) and $3,325,000, plus

C.	63.05% of the positive difference, if any, between Adjusted 2009 EBITDA (up to a maximum of $6,600,000) and $5,236,875.

If Adjusted 2009 EBITDA is less than $3,325,000, no Earn-Out Payment will be paid on April 1, 2010. If Adjusted 2009 EBITDA exceeds $6,600,000, the maximum Earn-Out Payment paid on April 1, 2010 will be $4,159,444, which amount includes the Guaranteed Payment payable on October 1, 2009. No reduction will be made to such Earn-Out Payment for interest accrued and paid on the Guaranteed Payments.

(iv)	On April 1, 2011, if Adjusted EBITDA for the year ending December 31, 2010 (“Adjusted 2010 EBITDA”) exceeds $3,325,000, Buyer shall pay:

A.	$1,650,000, plus

B.	75.91% of the positive difference, if any, between Adjusted 2010 EBITDA (up to a maximum of $5,498,719) and $3,325,000, plus

C.	54.01% of the positive difference, if any, between Adjusted 2010 EBITDA (up to a maximum of $7,260,000) and $5,498,719.

If Adjusted 2010 EBITDA is less than $3,325,000, no Earn-Out Payment will be paid on April 1, 2011. If Adjusted 2010 EBITDA exceeds $7,260,000, the maximum Earn-Out Payment paid on April 1, 2011 will be $4,251,261.

(v)	On December 1, 2011, if Adjusted EBITDA for the three calendar quarters ending September 30, 2011 (“Adjusted 2011 EBITDA”) exceeds $2,493,750, Buyer shall pay:

A.	$1,237,500, plus

B.	67.38% of the positive difference, if any, between Adjusted 2011 EBITDA (up to a maximum of $4,330,241) and $2,493,750, plus

C.	46.95% of the positive difference, if any, between Adjusted 2011 EBITDA (up to a maximum of $5,989,500) and $4,330,241.

If Adjusted 2011 EBITDA is less than $2,493,750, no Earn-Out Payment will be paid on December 1, 2011. If Adjusted 2011 EBITDA exceeds $5,989,500, the maximum Earn-Out Payment paid on December 1, 2011 will be $3,254,083.

(d)           Aggregate Look-Back Payment. On December 1, 2011, if the Cumulative Adjusted EBITDA during the forty-eight month period ending September 30, 2011 exceeds $21,241,000, Buyer shall pay Sellers (allocated among the Sellers as set forth in Section 2.4(b)(v) above) an “Aggregate Look-Back Payment” equal to the positive difference, if any, between:

(i)	the sum of the aggregate Earn-Out Payments paid under Section 2.4(c) above, plus the Guaranteed Payments, for the period between October 1, 2007 and September 30, 2011; and

(ii)	$13,200,000 plus 53.32% of the excess of the Cumulative Adjusted EBITDA greater than $21,241,000 and less than $27,212,000 for the forty-eight month period ending September 30, 2011.

“Cumulative Adjusted EBITDA” as used in Sections 2.4(d) and 2.4(e) means the aggregate amount of Adjusted EBITDA for the forty-eight month period ending September 30, 2011.

The maximum amount of the total of the Guaranteed Payments (paid pursuant to Section 2.4(b) above), the Earn-Out Payments (paid pursuant to Section 2.4(c) above), and the Aggregate Look-Back Payment paid pursuant to this Section 2.4(d), but excluding the Cumulative Incentive Payment provided for in Section 2.4(e) below, shall not exceed $16,383,788.

(e)           Cumulative Incentive Payment. On December 1, 2011, if Adjusted EBITDA for the twelve-month period ending September 30, 2011 equals or exceeds $7,000,000, and the Cumulative Adjusted EBITDA equals or exceeds $27,212,000, Buyer shall pay Sellers (allocated among the Sellers as set forth in Section 2.4(b)(v) above) a “Cumulative Incentive Payment” equal to 85% of the positive difference, if any, between the Cumulative Adjusted EBITDA (up to a maximum of $37,000,000) and $27,212,000, provided:

(i)	No payment is due:

A.	If the Cumulative Adjusted EBITDA is less than $27,212,000, or

B.	If the Cumulative Adjusted EBITDA equals or exceeds $27,212,000, but Adjusted EBITDA for the twelve-month period ending September 30, 2011 is less than $7,000,000.

(ii)	If the Cumulative Adjusted EBITDA exceeds $37,000,000, the maximum Cumulative Incentive Payment will be $8,319,800.

2.5           Acceleration. If (a) prior to September 30, 2011, a majority of the outstanding capital stock or assets of MMC or MCA is disposed of in a single transaction or a series of transactions, upon the closing of any such disposition, (b) prior to September 30, 2011, Buyer commits a material breach of Section 7.5(a)(i), (ii), (iii) or (v) that is not cured or resolved by the procedures set forth in such Section or, (c) prior to April 1, 2009, Caldwell’s employment as chief executive officer of MMC is terminated by the board of directors of MMC without Cause or by Caldwell for Good Reason based on Sections 6(f)(i) or (iv) in his Amended and Restated Employment Agreement dated October 1, 2007 between him and MMC (the “Employment Agreement”), then Buyer shall pay Sellers in cash the sum of the maximum amount of the Earn-Out Payments and the Cumulative Incentive Payment that could have been earned by Sellers hereunder.  If, on or after April 1, 2009, and prior to September 30, 2011, Caldwell’s employment as chief executive officer of MMC is terminated by the board of directors of MMC without Cause or by Caldwell for Good Reason based on Sections 6(f)(i) or (iv) in the Employment Agreement, then Buyer shall pay Sellers in cash the applicable Accelerated Value set forth in Exhibit B attached hereto based on the cumulative amount of Adjusted EBITDA earned by MMC through December 31 of the most recently ended year.  In calculating the amount owed to Sellers under this Section 2.5, any Accelerated Value shall be computed on a present value basis, with the amount of the payment being discounted from the date that such payment would have been due to the date of acceleration using an annual rate of 5% and Buyer shall be credited with any prior payments to Sellers. The terms “Cause” and “Good Reason” as used in this Section 2.5 shall have the same meanings as those terms have in the Employment Agreement.

2.6           Income Tax Allocation of Total Purchase Price.   The Total Purchase Price is allocated to the Shares, except that $50,000 is allocated to the covenants provided by Sellers in Section 7.4.

2.7           Waiver of Rights under Shareholders Agreement. Company and Sellers hereby waive, release and extinguish any and all rights and options which Company and Sellers have or may have to purchase the Shares held by any Seller or to require any Seller to first offer to sell such Shares to the Company or any of its Subsidiaries or the Sellers, or any of them, or any of their respective Affiliates, or otherwise with respect to the offer, purchase or sale of Shares, including any such rights as may be contained in the Charter or Bylaws of the Company, the Midlands Holding Corporation Shareholders Agreement dated January 1, 2005 among the Company and the Sellers or in any other agreement executed by such Seller with the other Sellers and/or with the Company or any of its Subsidiaries.

3.           Representations and Warranties Regarding Company. Sellers, severally but not jointly, represent and warrant to Buyer as follows:

3.1           Organization, Standing, Power and Authorization.

(a)           The Company is a corporation validly existing and in good standing under the laws of the State of Oklahoma and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation validly existing and in good standing under the laws of its respective state of organization and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each Subsidiary are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their respective properties held under lease or the nature of their activities makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect on the Company. Schedule 3.1 lists the directors and officers of the Company and each Subsidiary and their states of organization.

(b)           The Company has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly authorized by the Company and this Agreement is Enforceable against the Company.  Each of the other documents and instruments to be delivered by Company or its Subsidiaries pursuant to Section 6.2 (“Company Closing Documents”) to which any of Company or its Subsidiaries is a party has been duly authorized, and, on or before the Closing Date, will be duly executed and delivered by Company or its Subsidiaries and will be Enforceable against Company or its Subsidiaries.

3.2           Capitalization of the Company. The entire authorized capital stock of the Company consists of 21,847 shares of Common Stock, par value $1.00 per share, of which 21,847 shares are issued and outstanding, and there is no other class of equity authorized or outstanding. All of the Shares have been duly authorized, are validly issued, fully paid, nonassessable and free of preemptive rights and are held of record by each Seller as set forth in Section 2.4(a).  There are no outstanding options, warrants, subscriptions, puts, calls, conversion or other rights, or any agreements or commitments of any nature relating to the issuance, sale or transfer of any securities or shares of the capital stock of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company and the Company has no obligation of any kind to issue any additional Equity Securities of the Company and no authorization therefore has been given.

3.3           Subsidiaries. The Company owns directly or indirectly all of the capital stock of the corporations listed on Schedule 3.1 and does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, partnership, joint venture or other business entity, and the Company does not control (directly or indirectly) the management or policies of any other corporation, partnership, joint venture or other business entity. All of the capital stock of the Subsidiaries of Company has been duly authorized and is validly issued, fully paid, nonassessable and free of preemptive rights and held of record directly or indirectly by Company. There are no outstanding options, warrants, subscriptions, puts, calls, conversion or other rights, or any agreements or commitments of any nature relating to the issuance, sale or transfer of any securities or shares of the capital stock of the Subsidiaries of Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Subsidiaries of Company and the Subsidiaries of Company have no obligation of any kind to issue any additional Equity Securities and no authorization therefore has been given.

3.4           Corporate Documents and Records. True and complete copies of the Company’s and its Subsidiaries’ Charters, Bylaws, all amendments thereto, and the stock records of the Company and its Subsidiaries, all as in effect on the date hereof, have been made available to Buyer and will be delivered to Buyer at the Closing. The minute books of the Company and its Subsidiaries have also been made available to Buyer and will be delivered to Buyer at the Closing, and reflect all corporate action and minutes and records maintained by the Company and its Subsidiaries regarding meetings heretofore held and consents heretofore signed by the directors and shareholders of the Company and its Subsidiaries.

3.5           Consents and Approvals; No Violation. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by the Sellers do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Sellers will not, require further authorization under, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) any provision of the Charter or Bylaws of the Company, (ii) any provision of the Charter or Bylaws of any of the Company’s Subsidiaries, (iii) any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or (iv) any judgment, order, decree or Legal Requirement applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Sellers or is necessary for the consummation of the transactions contemplated by this Agreement, except for such filings and consents as may be required under state insurance laws, which filings and consents are set forth in Schedule 3.5 and have been made or obtained.

3.6           Financial Statements. The Company has delivered to Buyer the following financial statements of MMC (collectively the “MMC Financial Statements”): (i) audited consolidated balance sheets of MMC as of December 31, 2004, 2005 and 2006, respectively, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the years then ended; (ii) consolidating balance sheets as of December 31, 2004, 2005 and 2006, respectively, and the consolidating schedules of operations for the years then ended together with accompanying letters from MMC’s auditors; and (iii) interim unaudited consolidated balance sheets of MMC as of March 31, 2007 and June 30, 2007, respectively, and the related unaudited consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the three and six-month periods then ended, respectively.  The Financial Statements are correct and complete and are based upon and consistent with the books and records of MMC and present fairly in all material respects the financial condition of MMC as of the dates indicated and the results of operations and cash flows for MMC for the periods referred to therein. The MMC Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods specified therein (except where otherwise noted therein) subject, in the case of the interim unaudited statements, to normal year-end audit adjustments (which will not be material in the aggregate) and the absence of footnotes.

3.7           Events Subsequent to Most Recent Fiscal Quarter. Since June 30, 2007, there has not been any Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date, except as set forth on Schedule 3.7, neither the Company nor any of its Subsidiaries has:

(i)           sold, leased, transferred, or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)           entered into any agreement, contract, lease, or license outside the Ordinary Course of Business;

(iii)           imposed any Lien upon any of its assets, tangible or intangible;

(iv)           made any capital expenditures outside the Ordinary Course of Business;

(v)           made any capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vi)           transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(vii)           issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(viii)          declared, set aside, paid or made any Distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(ix)             made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(x)              entered into or terminated any written employment contract or modified the terms of any such existing contract;

(xi)             granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xii)           adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xiii)           accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

(xiv)           created, incurred, assumed, or guaranteed more than $25,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(xv)            delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(xvi)           cancelled, compromised, waived or released any right or claim or series of related rights or claims outside the Ordinary Course of Business;

(xvii)          made any loans or advances of money; or

(xviii)         committed to any of the foregoing.

3.8           Liabilities. Neither Company nor any of its Subsidiaries has any material Liabilities of any nature, whether accrued, absolute, contingent or otherwise, that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than:

(a)	as set forth on the audited MMC Financial Statements for the fiscal year ended December 31, 2006;

(b)	as set forth on the unaudited MMC consolidated balance sheet for the six months ended June 30, 2007;

(c)	those incurred since June 30, 2007 in the Ordinary Course of Business; and

(d)	as disclosed in Schedule 3.8.

3.9           Compliance with Laws. Except as set forth in Schedule 3.9 (without regard to environmental matters which are covered in Section 3.14), (i) Company and its Subsidiaries are in compliance with all Legal Requirements, except where the failure to comply would not have a Material Adverse Effect on the Company, (ii) Company and its Subsidiaries have timely filed all material reports and returns required by Legal Requirements or any regulatory authority and all such reports and returns are true and correct in all material respects, and (iii) Company and its Subsidiaries have been duly granted and continues to hold, and at the Closing will hold, all licenses, permits, qualifications, consents, approvals, franchises and other authorizations under any Legal Requirement necessary for the conduct of the MMC Business as currently conducted (collectively, the “Permits”). All of the Permits are now and after giving effect to the transactions contemplated hereby will be in full force and effect, except such as will not have a Material Adverse Effect on Company. Company and its Subsidiaries have not received any notice that any Governmental Authority or other licensing authorities or association will revoke, cancel, rescind, materially modify or refuse to renew in the Ordinary Course of Business any of the Permits.

3.10           Contracts. Schedule 3.10 contains a list of the following written agreements (other than the leases listed on Schedule 3.12) in effect as of the date hereof to which MMC or any of its Subsidiaries is a party (correct and complete copies of which have been delivered to Buyer):

(i)           any agreement relating to any consulting services involving more than $25,000 or to severance pay exceeding $25,000 for any Person;

(ii)          any agreement or group of related agreements with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual agreement or for any group of related agreements in the aggregate;

(iii)          any other agreement or group of related agreements with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on thirty days’ or less notice without penalty or involves more than $50,000 for any individual contract or for any group of related contracts;

(iv)          any agreement, arrangement or understanding that materially restricts its ability to engage in any and all activities permissible under applicable laws and regulation;

(v)           any agreement concerning a partnership or joint venture;

(vi)           any agreement creating, incurring, assuming or guaranteeing indebtedness for borrowed money or any capitalized lease obligation;

(vii)          any agreement concerning confidentiality or non-competition outside of the Ordinary Course of Business;

(viii)         any agreement with any of Sellers and their Affiliates (other than Company and its Subsidiaries);

(ix)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of current or former directors, officers or employees;

(x)             any employment or severance agreement;

(xi)            any agreement under which any amount has been loaned or advanced to directors, officers or employees of the Company or any of its Subsidiaries;

(xii)            any agreement under which the consequences of a default or termination could be a Material Adverse Effect on the Company;

(xiii)           any commitments for capital expenditures in excess of $50,000; and

(xiv)           any other agreement material to the MMC Business which is not entered into in the Ordinary Course of Business.

With respect to each such agreement, as of the date hereof: (A) the agreement is valid and Enforceable; (B) the agreement will continue to be valid and Enforceable and in full force and effect following the consummation of the transactions contemplated hereby; and (C) to the Knowledge of the Sellers, no party to any such agreement is in breach or default and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement, and no such party has repudiated any provision of the agreement.

3.11           Tax Matters.

(a)           (i) Each of the Company and its Subsidiaries (and all members of any Affiliated Group of which the Company or any of its Subsidiaries is a member) has filed on a timely basis (taking into account permissible extensions) all Tax Returns required to be filed under applicable law, (ii) all Tax Returns referred to in clause (a)(i) are true, complete and correct in all material respects, (iii) all Taxes due for the periods covered by such Tax Returns have been paid in full.

(b)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Income Tax assessment or deficiency.

(c)           Neither the Company nor any of its Subsidiaries has received any notice of deficiency or assessment of additional Taxes.

(d)           The charges, accruals, and reserves for Taxes provided for in the MMC Financial Statements, as adjusted to the date hereof and to the Closing Date in accordance with historical accounting principles and practices, are adequate to cover the aggregate liability of the Company and its Subsidiaries for Taxes in respect of all periods prior to the Closing Date for which Tax Returns have not been filed or for which Taxes are not yet due and payable.

(e)           All Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect have been duly withheld or collected in accordance with applicable law, and to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(f)           For federal Income Tax purposes, the Company and its Subsidiaries are members of an Affiliated Group (of which the Company is the common parent), which has in effect a valid election to file consolidated federal Income Tax Returns. Neither the Company nor any of its Subsidiaries has been a member of any other Affiliated Group, and neither the Company nor any of its Subsidiaries have any liability for the Taxes of any Person other than any Tax liability of a Person who is currently a member of the Affiliated Group of which the Company is the common parent.

(g)           Schedule 3.11 sets forth a list of all Tax sharing agreements to which the Company or any of its Subsidiaries is a party. The Company has provided a true and correct copy of any such Tax sharing agreement to the Buyer.

(h)           None of the Company or its Subsidiaries has made an election under Section 341(f) of the Code.

3.12           Properties.

(a)           None of the Company or any of its Subsidiaries owns or has ever owned any real property. To the Knowledge of Sellers, the real property leased by the Company and its Subsidiaries is not subject to any present or future restriction on use as a result of its environmental condition that would have a Material Adverse Effect on the Company.

(b)           Except as set forth on Schedule 3.12, Company and its Subsidiaries own and have good title to all of the personal property, fixtures, furniture, and equipment used by them or reflected on the unaudited MMC consolidated balance sheet as of June 30, 2007 (“June 30, 2007 Balance Sheet”), or acquired since the date thereof, free and clear of all Liens, except as disclosed on the June 30, 2007 Balance Sheet and except for property disposed of since June 30, 2007 in the Ordinary Course of Business.  The Company and its Subsidiaries own or lease all tangible assets necessary for the conduct of the MMC Business.

(c)           Schedule 3.12 sets forth a brief description, including the term, of each lease for real or personal property to which the Company or any of its Subsidiaries is a party as lessee. Sellers have delivered to the Buyer complete and accurate copies of each of the leases described in Schedule 3.12, and none of such leases has been modified, except to the extent that such modifications are disclosed by the copies delivered to the Buyer. The leases described in Schedule 3.12 are in full force and effect in all respects. The Company and each of its Subsidiaries, as the case may be (if lessee under such lease), has a valid and existing leasehold interest under each lease described on Schedule 3.12, neither the Company nor any of its Subsidiaries is in default, and to Knowledge of the Company none of the other parties to any of such leases is in default under any of such leases.

(d)           To the Knowledge of Sellers, there has been no cancellation or breach by any other party to any lease described in Schedule 3.12.

(e)           All of the fixtures, furniture, and equipment necessary for the conduct of the MMC Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business of the MMC Business. MMC leases all office space, and leases or owns all fixtures, furniture, personal property and equipment, necessary for the conduct of the MMC Business as it is presently being conducted.

3.13           Litigation. Except as set forth in Schedule 3.13, and without regard to environmental matters which are covered in Section 3.14, there is no Action against the Company or any of its Subsidiaries pending or, to the Knowledge of Sellers, threatened. There is no Action pending or, to the Knowledge of Sellers, threatened, that seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby. No Governmental Order specifically directed at the Company or any of its Subsidiaries has been issued which has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.14           Environmental Matters. Neither the conduct nor operation of Company or its Subsidiaries nor any condition of any property presently or previously leased or operated by it violates or violated Environmental Laws, and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. None of Company or its Subsidiaries has received any written notice from any Person that it or the operation or condition of any property ever leased or operated by it is or was in violation of, or otherwise is alleged to have liability under, any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

3.15           Agent and Trade Receivables.  All agent and trade receivables of MMC that are reflected on the MMC Financial Statements represent valid obligations arising from services actually performed in the Ordinary Course of Business. The allowance for uncollectible accounts set forth in the MMC Financial Statements was calculated consistent with past practices and procedures.

3.16           Insurance.  Schedule 3.16 sets forth a true and correct summary of the insurance policies held by, or for the benefit of, the Company and its Subsidiaries and the amount of coverage therein (the “Company Insurance Policies”) and a description of all currently pending claims.  True, correct and complete copies of all Company Insurance Policies have been previously delivered or made available to the Buyer. All premiums due and payable on any of the Company Insurance Policies or renewals thereof have been paid or will be paid timely through the Closing Date, and there is no default (including with respect to the payment of premiums or the giving of notices) by Company or any of its Subsidiaries under the Company Insurance Policies, and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time, would constitute such a default or permit termination, modification or acceleration of any Company Insurance Policy.  Except as disclosed in Schedule 3.16, neither the Company nor any of its Subsidiaries have received any written notice from the insurer denying coverage with respect to a particular claim currently pending under any Company Insurance Policy or with respect to any Company Insurance Policy in general.  Since June 30, 2007, neither Company nor any of its Subsidiaries has incurred any loss, damage, expense or liability that was or would be covered by any Company Insurance Policy for which it has not properly asserted a claim under such Company Insurance Policy.  The Company and its Subsidiaries have been covered during the past 10 years by insurance in scope and amount customary and reasonable for the business in which they have been engaged.

3.17           Transactions with Sellers. After the Closing, neither the Company nor any of its Subsidiaries will have any liability or obligation outside the Ordinary Course of Business to or for the benefit of the Sellers or any of their Affiliates other than in connection with their status as directors, officers and employees of MMC and its Subsidiaries. There are no material MMC assets (including Intellectual Property) that Sellers or any of their Affiliates (other than the Company or one of its Subsidiaries) own or license or otherwise have the right to use which are used in or necessary to the conduct of the MMC Business.

 3.18           Employees.

(a)           No resignation of any officer or key employee of MMC or any Subsidiary of MMC has been announced or is anticipated. MMC and each Subsidiary of MMC has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, non-discrimination, and the payment of social security and other taxes.

(b)           Neither MMC nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is MMC or any of its Subsidiaries the subject of any proceeding asserting that MMC or any of its Subsidiaries has committed an unfair labor practice or seeking to compel MMC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage, or work slowdown involving MMC or any of its Subsidiaries pending or threatened, nor are Sellers aware of any activity involving MMC’s or any its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any organizational activity.

3.19           Intellectual Property. MMC and its Subsidiaries have, through ownership or licensing, all Intellectual Property Rights necessary to conduct the MMC Business. To the Knowledge of Sellers, neither MMC nor any of its Subsidiaries has infringed upon, misappropriated or violated any material Intellectual Property Rights of any third party in any material respect. Sellers have no Knowledge of any unauthorized use or disclosure or misappropriation of any of the Intellectual Property Rights of MMC and its Subsidiaries.

  3.20           Employee Benefits.

(a)           Schedule 3.20 lists each Employee Benefit Plan.

(i)           Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been operated, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation with the applicable requirements of ERISA (if subject thereto), the Code, and all other applicable Law, and to the Knowledge of Sellers all persons who participate in the operation of such plans and all plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, including, ERISA (if subject thereto) and the Code.

(ii)           All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.

(iii)           Except as disclosed in Schedule 3.20, all contributions, including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan, and a reasonable amount has been accrued for contributions to each such plan for the current plan year to the extent required by GAAP.

(iv)           Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) and each corresponding trust intended to be exempt under Code §501(a) has received a current, favorable determination letter from the Internal Revenue Service, and Sellers have no Knowledge of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(v)           There have been no Prohibited Transactions (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Benefit Plan.  No fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.  No legal action, suit, proceeding, hearing or claim, including any audit, inquiry or investigation by the Internal Revenue Service, United States Department of Labor or other Governmental Authority, is pending or, to the Knowledge of Sellers, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Sellers, no fact or event exists that could give rise to any such action, suit, claim, audit, inquiry or investigation.

(v)            No Employee Benefit Plan is subject to the requirements of §412 or §430 of the Code or Title IV of ERISA.  Neither the Company nor any Subsidiary nor any of their ERISA Affiliates has (i) terminated or reorganized any Employee Benefit Plan subject to Title IV of ERISA or (ii) withdrawn from any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(vi)            Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has incurred any liability for any penalty or tax arising under Section 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability.  No complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Employee Benefit Plan.

(vii)           For each Employee Benefit Plan, the Company has delivered to Buyer (in each case where applicable) (A) correct and complete copies of the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent annual report (Form 5500, with all applicable attachments), (D) the most recent audited financial statement and actuarial valuation (E) all related trust agreements, insurance contracts, and other funding arrangements, (F) all material service provider contracts, (G) any material correspondence with the Internal Revenue Service, United States Department of Labor, Pension Benefit Guaranty Corporation, state or local government agency or a representative of any of them received or sent within the last five years, (H) any investment policy statements and fiduciary committee charters, fiduciary insurance policies, and (I) evidence of satisfaction of ERISA bonding requirements.

(viii)           Except as disclosed in Schedule 3.20, with respect to each Employee Benefit Plan, other than restrictions under the Code and ERISA, there are no restrictions on the ability of the sponsor of each Employee Benefit Plan to amend or terminate such plan, the plans sponsor has expressly reserved in itself the right to amend, modify or terminate any such Employee Benefit Plan, or any portion of it, and has made no material written representations which would conflict with or contradict such reservation of right.

(ix)             No Employee Benefit Plan that is a Employee Welfare Benefit Plan is funded by a trust or subject to Section 419 or 419A of the Code.

(x)             No Employee Benefit Plan or other agreement or arrangement provides for “deferred compensation” subject to Section 409A of the Code.  Any Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code has been operated in good faith compliance with Section 409A.

(xi)            The transactions contemplated herein will not directly or indirectly result in an increase in benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant in or beneficiary of any Employee Benefit Plan.

(xii)           There is currently no outstanding loan or extension of credit from the Company or any Subsidiary to any executive officer or director of the Company or any Subsidiary.

(b)           None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement that alone, or together with any other payment, is subject to tax under Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

3.21           Clients. Except as disclosed in Schedule 3.21, since January 1, 2007, no Client representing a material portion of MMC’s consolidated revenues has cancelled, modified, or otherwise terminated, or notified MMC in writing of its intent to cancel, modify or otherwise terminate, its relationship with MMC, or decreased materially, or notified MMC in writing of its intent to decrease materially, the amount of business it places with MMC.

3.22           Insurance Companies. To Sellers’ Knowledge, no insurance company, agent or broker has indicated an intention to cancel or modify in any material respect the agency appointment or agreement of MMC or any of its Subsidiaries with such insurance company, agent or broker or cease doing business with MMC or any of its Subsidiaries because of the execution of this Agreement or the consummation of the transactions contemplated hereby.

3.23           Insurance Accounts and Commissions. The insurance accounts of MMC represent genuine insurance placed through MMC for the commissions and fees set forth on its books and records. Other than in the Ordinary Course of Business and as permitted by applicable Legal Requirements, there are no material agreements, commitments or understandings with any Client or any other Person whereby any of the insurance commissions and fees received by MMC are being returned directly or indirectly to any Client or any other Person.

3.24           Brokers. Except for Sandler O’Neill + Partners, L.P., no broker, finder, intermediary, investment bank or banker or similar agent is entitled to any brokerage, finder’s or other fee, compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Sellers, the Company, any Subsidiary of the Company or any of their respective Affiliates. Sellers shall be solely responsible for the payment of all fees and expenses of Sandler O’Neill + Partners, L.P.

3.25           List of Bank Accounts. Schedule 3.25 sets forth all bank accounts of the Company and its Subsidiaries.

3.26           Disclosure. To the Knowledge of Sellers, none of the representations and warranties contained in this Section 3 (i) contains any untrue statements of a material fact or (ii) intentionally omits to state a material fact (A) required to be stated therein or (B) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.           Representations and Warranties of Sellers Regarding Transaction. Each Seller severally represents and warrants to Buyer as follows:

4.1           Title to Shares. Such Seller holds of record and owns all right, title and interest in the number of Shares set forth opposite his name in Section 2.4(a), free and clear of all Liens, claims, encumbrances, options, pledges, trusts, voting trusts and restrictions of any kind whatsoever. Other than the Midlands Holding Corporation Shareholders Agreement dated January 1, 2005 among the Company and the Sellers, Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of the Shares or any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares.  The certificates representing the Shares to be delivered to the Buyer at the Closing, and the signatures on endorsements thereof or stock powers delivered therewith, will be valid and genuine.

4.2           Authority. Such Seller has full right, power, capacity and authority to execute and deliver this Agreement, to perform his obligations under this Agreement, and to consummate the transactions contemplated hereby, including the execution and delivery of the other documents and instruments to be delivered by such Seller pursuant to Section 6.2 (“Seller Closing Documents”). This Agreement is, and the Seller Closing Documents, when executed and delivered by such Seller, will be, Enforceable against such Seller. Neither the execution and delivery of this Agreement and the Seller Closing Documents, nor the consummation by such Seller of the transactions contemplated herein, violates or will violate any Legal Requirement to which Seller is subject, conflicts with or will conflict with, constitutes or will constitute a default under, will result in a breach or the acceleration of or will create in any party the right to accelerate, terminate, modify or cancel any contract, commitment, lease, agreement, understanding, arrangement or restriction of any kind to which each such Seller is a party or by which such Seller or his properties may be bound, or will result in the imposition or creation of a Lien upon or with respect to the Shares.

4.3           Litigation; Impairment. There are no Actions pending or, to the Knowledge of such Seller, threatened against such Seller, which, if adversely determined, could in any respect prevent or impair the ability of such Seller to perform the obligations of such Seller under this Agreement. No matters (individually or in the aggregate) exist or may reasonably be expected to exist which prevent or impair the ability of such Seller to perform his obligations under this Agreement.

5.           Representations and Warranties of Buyer.  Buyer represents and warrants to the Sellers as follows:

5.1           Organization, Standing and Power. Buyer is a corporation validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to carry on its business as now being conducted.  Mid-Atlantic States Investment Company (“MASIC”), a wholly-owned subsidiary of Buyer, is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Buyer and MASIC are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their respective properties held under lease or the nature of their respective activities makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect on Buyer.  Schedule 5.1 lists the directors and officers of Buyer and MASIC.

5.2           Authorization and Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by Buyer and this Agreement is Enforceable against Buyer. Each of the other documents and instruments to be delivered by Buyer pursuant to Section 6.3 (“Buyer Closing Documents”) to which Buyer is a party has been duly authorized, and, on or before the Closing Date, will be duly executed and delivered by Buyer and will be Enforceable against Buyer.

5.3           Non-Contravention. No approval, consent, waiver, authorization or other order of, and no filing, notice, registration, qualification or recording with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Buyer or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for the items listed in Schedule 5.3, each of which shall have been obtained or made and shall be in full force and effect at the Closing. Except as set forth in Schedule 5.3, neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereby (including the execution, delivery and performance of the Buyer Closing Documents) does or will constitute, result in or give rise to (i) a breach or violation or default under any material Legal Requirement applicable to Buyer or any of Buyer’s Subsidiaries (assuming the accuracy of the representations and warranties of Sellers in Section 3), (ii) a breach of or a default under any Charter or Bylaws provision of Buyer or any of Buyer’s Subsidiaries, (iii) the acceleration of the time for performance of any material  obligation under any Enforceable contractual obligation of Buyer or any of Buyer’s Subsidiaries, (iv) the imposition of any material Lien upon or the forfeiture of any material asset of Buyer or any assets of any of Buyer’s Subsidiaries, or (v) a breach of or a default under any material Enforceable contractual obligation of Buyer or any of Buyer’s Subsidiaries.

5.4           Financial Statements.

(a)           Financial Information. Buyer has delivered to the Company and each Seller the following consolidated financial statements of Buyer:

(i)           The audited consolidated balance sheets of Buyer and its Subsidiaries as of December 31, 2004, December 31, 2005 and December 31, 2006 and the related audited consolidated statements of income, stockholders’ equity and cash flows of Buyer for such fiscal years ended December 31, 2004, and December 31, 2005 and December 31, 2006 (collectively, the “Buyer Financial Statements”); and

(ii)           The unaudited consolidated balance sheet of Buyer and its Subsidiaries as of June 30, 2007 (“Buyer Interim Balance Sheet”) and related unaudited consolidated statement of income, stockholders’ equity and cash flows for the six months ended June 30, 2007 (collectively, the “Buyer Interim Financials”).

(b)           Character of Financial Information. The Buyer Financial Statements and the Buyer Interim Financials, including in each case the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of the Buyer at the respective dates and for the periods specified therein.

5.5           Change in Condition. Since June 30, 2007:

(a)           The business of the Buyer and its Subsidiaries has been conducted only in the Ordinary Course of Business (except as may be otherwise required by the terms of this Agreement);

(b)           No Material Adverse Effect has occurred with respect to Buyer.

5.6           Compliance with Laws. Except as set forth in Schedule 5.6, (i) Buyer and its Subsidiaries are in compliance with all Legal Requirements, except where the failure to comply would have a Material Adverse Effect on Buyer, (ii) Buyer and its Subsidiaries have timely filed all material reports and returns required by Legal Requirements or any regulatory authority and all such reports and returns are true and correct in all material respects, and there are no material deficiencies with respect to such filings or submissions, and (iii) Buyer and the Subsidiaries of Buyer have been duly granted and continue to hold, and at the Closing will hold, all material licenses, permits, qualifications, consents, approvals, franchises and other authorizations under any material Legal Requirement necessary for the conduct of the their respective businesses as currently conducted (collectively, the “Buyer Permits”), except such as have not had and will not have individually or in the aggregate a Material Adverse Effect on Buyer. All of the Buyer Permits are now and after giving effect to the transactions contemplated hereby will be in full force and effect, except such as will not have a Material Adverse Effect on Buyer. Buyer and its Subsidiaries have not received any notice that any Governmental Authority or other licensing authority or association will revoke, cancel, rescind, materially modify or refuse to renew in the Ordinary Course of Business any material Buyer Permits.

5.7           Litigation. Except as set forth in Schedule 5.7, there is no Action against Buyer or any Subsidiary of Buyer pending or, to the knowledge of Buyer, threatened, except Actions that relate to the Buyer and its Subsidiaries in the Ordinary Course of Business. There is no Action pending or, to the knowledge of Buyer, threatened, that seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions  contemplated hereby. No Governmental Order specifically directed at Buyer or any of its Subsidiaries has been issued which has had or could reasonably be expected to have a Material Adverse Effect on Buyer.

5.8           Insurance Buyer and its Subsidiaries have been covered during the past 10 years by insurance in scope and amount customary and reasonable for the business in which they have been engaged, except where the failure to have been so covered would not have a Material Adverse Effect on Buyer.

5.9           A.M. Best Company. A.M. Best Company has affirmed that it will not reduce the insurance financial strength ratings of the PMA Insurance Group below “A-” as a result of the purchase of the Shares.

5.10           Brokers. Except for Keefe, Bruyette & Woods, Inc., no broker, finder, investment bank or similar agent is entitled to any brokerage, finder’s or other fee, compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buyer or any of its Affiliates. Buyer shall be solely responsible for the payment of the fees and expenses of Keefe, Bruyette & Woods, Inc.

5.11           Financing. Buyer has, or has arranged for, sufficient assets and/or equity and debt financing to provide adequate funds for the purchase of the Shares from Sellers in accordance with the terms of this Agreement and to otherwise fully perform this Agreement and the transactions contemplated herein.

6.           Closing.

6.1           Closing. The Closing of the transactions provided for by this Agreement (“Closing”) shall take place contemporaneously with the execution and delivery of this Agreement by the parties at 9:00 a.m., local time, on October 1, 2007 (the “Closing Date”) at the offices of Fellers, Snider, Blankenship, Bailey & Tippens, P.C., 100 North Broadway, Suite 1700, Oklahoma City, Oklahoma 73102. On the Closing Date, all transactions contemplated by this Agreement shall be consummated.  All actions taken at Closing shall be deemed to have occurred simultaneously, and shall be effective as of the dates and times specified in this Agreement.

6.2           Deliveries at Closing by the Company and Sellers. At the Closing, the Sellers will deliver to Buyer:

(a)	Executed copy of this Agreement;

(b)	Certificates representing the Shares duly endorsed in blank, ready for transfer to Buyer;

(c)	Resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, approving the execution, delivery and performance of this Agreement by the Company;

(d)	Amended and Restated Employment Agreements substantially in the form of Exhibit C executed by MMC and each of Caldwell, Hamill and Davis;

(e)	A Release in the form of Exhibit D executed by each Seller in favor of the Company and its Subsidiaries;

(f)
Certificates of good standing of the Company, MMC and MCA in Oklahoma, certified by the Oklahoma Secretary of State, dated as of a date not more than fifteen (15) days prior to the Closing Date and such other certificates of good standing of any of MMC’s Subsidiaries as may be requested by Buyer;

(g)	The resignations, effective as of the Closing, of three directors of each of the Company and MMC;

(h)	All books and records, including all minute books, stock books, stock transfer ledgers, employment records, financial and accounting records, and files of the Company and its Subsidiaries; and

(i)	All other agreements, certificates, consents, certified board resolutions, approvals and documentary evidence required to be delivered pursuant to the obligations of the Company and Sellers hereunder.

6.3           Deliveries at Closing by Buyer. At the Closing, the Buyer will deliver to Sellers:

(a)	Executed copy of this Agreement;

(b)	The Closing Payment payable by wire transfer to accounts specified by each of Sellers allocated among the Sellers as set forth in Section 2.4(a)(ii);

(c)	Resolutions of the Board of Directors of the Buyer, certified by the Secretary of the Buyer, approving the execution, delivery and performance of this Agreement by the Buyer;

(d)
Subsistence certificate of Buyer in Pennsylvania certified by the Pennsylvania Secretary of State and Certificate of Good Standing of MASIC certified by the Delaware Secretary of State each dated as of a date not more than fifteen (15) days prior to the Closing Date; and

(e)	All other agreements, certificates, consents, certified board resolutions, approvals and documentary evidence required to be delivered pursuant to the obligations of Buyer hereunder.

7.           Post-Closing Covenants. Buyer and Sellers agree as follows with respect to the period following the Closing:

7.1           Further Assurances. In case at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party or Parties reasonably may request, all at the sole cost and expense of the requesting Party or Parties.

7.2           Access to Records. Subject to applicable Legal Requirements, on and after the Closing Date, Buyer shall afford each Seller and his representatives reasonable access, upon reasonable advance notice and during normal business hours, to the books and records of Buyer and its Subsidiaries, including MMC, to the extent necessary to permit each Seller to determine any matter relating to payments hereunder; provided, however, that any such access shall not unreasonably disrupt the normal operations of Buyer or MMC. The Seller requesting such access shall bear all of the out-of-pocket costs and expenses (but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. If Buyer shall desire to dispose of any of such books and records prior to the expiration of the six-year anniversary of the Closing Date, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

7.3           Errors and Omissions Insurance; Directors’ and Officers’ Insurance. After the Closing, Buyer shall cause MMC to continue errors and omissions coverage with MMC’s current limits and deductibles, for all periods arising on or after the Closing, and premiums for such coverage shall be included as expenses in calculating Adjusted EBITDA. Notwithstanding the foregoing, if MMC is not permitted by its carrier to continue such errors and omissions coverage after the Closing, then Buyer shall cause MMC and its Subsidiaries and Affiliates to be covered under Buyer’s errors and omissions coverage, and premiums for such coverage shall be included as expenses in calculating Adjusted EBITDA.

7.4           Restrictive Covenants of Sellers.

(a)           Non-Competition; Non-Solicitation. In furtherance of the sale of the Shares to Buyer hereunder, and to more effectively protect the value and goodwill of the Shares, each Seller covenants and agrees that, for a period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Restrictive Period”), except as required under the Executive Employment Agreements for the benefit of MMC and Buyer, neither he nor any of his Affiliates will:

(i)           directly or indirectly (whether as principal, agent, independent contractor, employee, producer, director, investor, partner, shareholder or otherwise) own, manage, operate, conduct, control, participate in, consult with, perform services for or otherwise carry on, a business similar to or competitive with the MMC Business anywhere in the United States (it being understood and acknowledged by each Seller that the prohibited business activities are not limited to any particular region within the United States because the MMC Business has been and will continue to be conducted throughout the United States and may be engaged in effectively from any location within the United States);

(ii)           directly or indirectly employ, hire, solicit, interfere with the relationship with, or attempt to entice away, any employee of MMC or any of its Subsidiaries; or

(iii)          directly or indirectly solicit, call on, service, place insurance on behalf of, refer to another insurance agency or broker, or interfere with, disrupt or attempt to interfere with or disrupt MMC’s relationship with, any Client or any Person that was a Client at any time within the one-year period prior to the Closing Date.

(b)           Exceptions.  Nothing in Section 7.4(a) shall prohibit any Seller from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% in the aggregate of any Equity Securities of a Person, so long as such Seller and its Affiliates have no active participation in the business of such Person.

(c)           Confidentiality.  Each Seller also covenants and agrees that during the Restrictive Period, he will not, and will not permit any of his Affiliates to, disclose, divulge or make use of any trade secrets or other Confidential Information of MMC other than to Buyer and as required under the Executive Employment Agreements for the benefit of MMC and Buyer. For purposes of this Section 7.4, “Confidential Information” means confidential information pertaining to the MMC Business, including any relationships with insurance carriers, employee and producer compensation structures, Client underwriting and policy renewal information, internal accounting procedures, policies and information, unique insurance product features, insurance programs developed by MMC, marketing strategies and information, employee training procedures, manuals and handbooks, Client lists, Client accounts, and information regarding business and contractual arrangements with Clients, business plans, objectives and strategies, financial information, sales information, pricing information, computer programs and data, and any other confidential information that gives MMC an opportunity to claim a competitive advantage or has economic value.

(d)           Remedies for Breach of Restrictive Covenants. Each Seller acknowledges and agrees that Buyer would be irreparably damaged in the event that any provision of this Section 7.4 were not performed in accordance with its terms or otherwise were breached and that the money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, each Seller agrees that in the event of any actual or threatened violation of breach of this Section 7.4, Buyer shall be entitled, in addition to all other rights and remedies that it may have, to seek injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing party in any action commenced under this Section 7.4(d) (whether through a monetary judgment, injunctive relief or otherwise) also shall be entitled to receive reasonable attorneys’ fees and court costs.

(e)           Acknowledgements and Reformation. Each Seller acknowledges and agrees that, in view of the nature of the MMC Business and the business objectives of Buyer in acquiring the Shares, and the consideration paid to Sellers hereunder, the limitations of this Section 7.4 are reasonable and necessary in order to protect Buyer’s legitimate business interests.  If, however, a final judicial determination is made by a court of competent jurisdiction that any restriction set forth in this Section 7.4 is unreasonable or otherwise unenforceable under applicable Law, Buyer and Sellers hereby authorize such court to revise and reform the provisions of this Section 7.4 so as to produce the maximum legally Enforceable restrictions, and, if such court refuses to do so, Buyer and Sellers agree that the provisions of this Section 7.4 shall not be rendered null and void, but rather shall be deemed amended to provide for the maximum Enforceable restrictions (not greater than those contained herein) and shall be valid and Enforceable under applicable Law.

7.5           Conduct of MMC Business Post-Closing.

(a)           With respect to the period from and after the Closing Date through September 30, 2011, Buyer covenants and agrees that, except with the consent of the Sellers or representatives, executors or successors of Sellers who held 60% or more of the Shares immediately prior to the Closing:

(i)           it will cause MMC to continue to operate in a manner consistent with its past practices, policies and operations prior to the Closing Date;

(ii)           it will not terminate, discontinue, close or dispose of a material portion of the MMC Business;

(iii)           it will exercise its business judgment in a manner that is consistent with MMC and Sellers’ efforts to achieve the Adjusted EBITDA that is required for Sellers to receive the Earn-Out Payments, the Aggregate Look-Back Payment and the Cumulative Incentive Payment pursuant to Sections 2.4(c), (d) and (e);

(iv)           it will not change or cause to be changed the business name used by MMC to be other than Midlands Management Corporation;

 (v)           it will cause the board of directors of MMC, immediately after Closing, to consist of five members: three members to be selected by Buyer and two members to be selected by Sellers; and

(vi)           it will not relocate MMC’s Oklahoma City office more than 20 miles from its current location.

(b)           Sellers shall give Buyer written notice of any respect in which the Sellers believe that any change made by Buyer constitutes a material breach of its obligations set forth in this Section 7.5 (each, a “Section 7.5 Notice”). Any Section 7.5 Notice shall be given promptly and in any event within ten (10) days following the date that the Sellers shall have Knowledge that such change has been made or the date upon which the Sellers shall have been advised by Buyer’s chief executive officer that such change will be made.  Any and each Section 7.5 Notice shall describe with reasonable particularity each change asserted to be a breach of this Section 7.5 and the action or actions that the Sellers request be taken by the Buyer to remedy such breach. Sellers and Buyer shall meet and confer within fifteen (15) days following the giving of the Section 7.5 Notice in a good faith effort to resolve the matters specified in the Section 7.5 Notice. If such matters cannot be resolved, and such breach has continued without cure for a period of 60 calendar days following receipt by Buyer of the Section 7.5 Notice, then Sellers may invoke the provisions of Section 2.5.

7.6           Public Announcements. Neither Buyer nor any Seller shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to consultation with and approval of Buyer and Sellers, provided, that Buyer may make any public disclosure it reasonably believes is required by Law or rule of any stock exchange or self-regulatory agency to which the Buyer is subject upon advice of its external legal counsel.

7.7           Sellers’ Expenses. Prior to the Closing, the Company shall pay for all financial advisory, including Sandler O’Neill + Partners, L.P., legal, accounting and other fees and expenses incurred by Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement. Sellers shall pay the Company for all such expenses by a reduction in the Final Retained Cash Amount and the Guaranteed Payments, if necessary, equal to such expenses as provided in Section 9.12(a).

7.8           No Section 338 Election. Buyer shall not make an election under Section 338 of the Code with respect to the purchase of the Shares and the transactions provided for in this Agreement.

8.           Indemnification

8.1           Survival Period. All representations and warranties made by or on behalf of any Party in this Agreement shall survive the execution and delivery of this Agreement and the Closing until September 30, 2009 (unless the damaged Party had Knowledge of any misrepresentation or breach of warranty at the time of Closing); provided, with respect to Sections 3.1, 3.2, 3.3, 3.11. 3.14, 3.20, 3.24, 4, 5.1, 5.2 and 5.10 and all claims based on fraud, there shall be no time limitation with respect to any such claims or any suit instituted with respect thereto, other than any applicable statute of limitations. If written notice of a claim has been given by any “Indemnitee” (herein, either a “Buyer Indemnitee” or a “Seller Indemnitee”) to any indemnifying party prior to the expiration of any time period set forth herein, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.  The post-Closing covenants of Section 7 survive for the various periods stated therein.

8.2           Indemnification by Each Seller.

(a)              In addition to his Tax indemnification obligations under Section 8.15, each Seller, severally and not jointly, hereby agrees to indemnify Buyer and its Affiliates (including the Company and its Subsidiaries from and after the Closing) (each in its capacity as an indemnified party for the purpose of this Section 8.2, a “Buyer Indemnitee”), and hold each Buyer Indemnitee harmless, from, against and in respect of any and all Losses arising from any of the following:

(i)           any breach of any representation or warranty made with respect to the Company in Section 3 (excluding Section 3.11 and other matters related to Taxes, as to which Buyer’s sole and exclusive remedy is provided in Section 8.15) and by such Seller in Section 4, provided, however, as to the representations in Section 4, such Seller shall only provide indemnification hereunder to the extent that such representations, only as they relate to such Seller, have been breached;

(ii)           any material breach, non-fulfillment or violation of any covenant or agreement made by the Sellers in this Agreement;

(iii)           any claim by a Person (including Sandler O’Neill + Partners, L.P.) for brokerage or investment banking fees or similar payments based upon any agreement or understanding alleged to have been made by any Person acting on behalf of Sellers, the Company or MMC in connection with the transactions contemplated by this Agreement;

(iv)           the failure of MMC to collect in full the trade and agent receivables (“Aged Receivables”) specified in Schedule 8.2 on or before March 31, 2009; or

(v)           any failure to timely segregate participant contributions to the Midlands Management Corporation 401(k) Plan from MMC’s assets that constitutes a loan from the Midlands Management Corporation 401(k) Plan to MMC under the Code or ERSIA..

(b)           The indemnification liability of each Seller hereunder (including Sections 8.2 and 8.15) shall be allocated among Sellers pro rata based on the number of Shares sold by each Seller to Buyer hereunder, except as otherwise expressly provided in the proviso in Section 8.2(a)(i) above.

(c)           The amount of Aged Receivables that remains uncollected at March 31, 2009 will be deducted from the Guaranteed Payment payable on October 1, 2009 with the amount of deduction made pro rata as to each Seller based on the number of Shares sold by each Seller hereunder.  All Aged Receivables collected after March 31, 2009 will be for the account of  MMC.

(d)           The Holdback Amount shall be released by the Buyer (i) to MCA to offset uncollectible balances, then (ii) to the Seller on a quarterly basis when cumulative collections of Pre-Closing Receivables exceed 90% of Pre-Closing Receivables.  These payments will end on December 31, 2011.

8.3           Indemnification by Buyer. Buyer hereby agrees to indemnify each Seller and its Affiliates (other than, after the Closing, the Company and its Subsidiaries) (each in his or its capacity as an indemnified party for the purpose of this Section 8.3, a “Seller Indemnitee” or collectively, “Seller Indemnitees”), and hold each Seller Indemnitee harmless from, against and in respect of any and all Losses arising from or related to any of the following:

(i)           any breach of any representation or warranty made by Buyer in this Agreement;

(ii)           any material breach, non-fulfillment or violation of any covenant or agreement made by Buyer in this Agreement; or

(iii)           any claim by a Person (including Keefe, Bruyette & Woods, Inc.) for brokerage or investment banking fees or similar payments based upon any agreement or understanding alleged to have been made by any Person acting on behalf of Buyer in connection with the transactions contemplated by this Agreement.

8.4           Monetary Limitations on Sellers’ Indemnification Obligations.

(a)           Sellers shall not have any obligation to indemnify Buyer Indemnitees under Section 8.2, unless the aggregate cumulative total of all indemnifiable Losses exceed $200,000 (the “Sellers’ Deductible”), whereupon Buyer Indemnitees shall be entitled to indemnification only for the amount of such Losses in excess of the Sellers’ Deductible.

(b)           Notwithstanding anything contained herein to the contrary, but subject to Section 8.4(c), the aggregate amount of Losses recoverable by Buyer Indemnitees from each Seller pursuant to the provisions of this Section 8 shall be limited to the sum of (i) the amount of Estimated Retained Cash and Guaranteed Payments actually received by such Seller, plus (ii) any Earn-out Payments actually received by such Seller (the “Indemnity Cap”). Buyer

Indemnitees shall be entitled to set-off Losses subject to indemnification hereunder against unpaid amounts payable under Section 2.4.

(c)           The Sellers’ Deductible and the Indemnity Cap shall not apply with respect to Sections 3.1, 3.2, 3.3, 3.14, and 3.24, Section 4 and the indemnification provided in Section 8.2(a)(iv), or claims based on fraud and the Indemnity Cap shall not apply with respect to Section 3.11 and 3.20.

8.5           Monetary Limitations on Buyer’s Indemnification Obligations. Except with respect to claims based on fraud, Buyer shall not have any obligation to indemnify Sellers’ Indemnitees under Section 8.3 in respect of any Loss incurred by Sellers’ Indemnitees unless the aggregate cumulative total of all Losses (other than Losses arising out of claims based on fraud) incurred by Sellers’ Indemnitees exceeds $200,000 (the “Buyer’s Deductible”), whereupon Sellers’ Indemnitees shall be entitled to indemnification for the amount of such Losses in excess of the Buyer’s Deductible. Notwithstanding anything herein to the contrary, the maximum amount of the aggregate liability of Buyer and its Affiliates for any indemnification obligations hereunder shall be limited to the Closing Payment. The Buyer’s Deductible and the limitation of aggregate liability of Buyer and its Affiliates provided in the preceding sentence shall not apply with respect to Sections 5.1, 5.2 and 5.10 or claims based on fraud.

8.6           Third Party Claims. Promptly after the receipt by any Indemnitee of notice of the commencement of any Action against such Indemnitee by a third party, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party pursuant to this Section 8, give such indemnifying party written notice thereof. The failure to timely provide such notice shall not relieve any indemnifying party from any obligation there under except to the extent the indemnifying party is prejudiced by such delay or omission. Such indemnifying party shall have the right to defend such Action, at such indemnifying party’s expense and with counsel of its choice reasonably satisfactory to the Indemnitee, provided, that the indemnifying party so notifies the Indemnitee that it will defend such Action. If the indemnifying party fails to defend or, after undertaking such defense, fails to prosecute or withdraws from such defense, the Indemnitee shall have the right to undertake the defense and settlement thereof; provided, that the indemnifying party shall be entitled to notice of and to participate in any settlement discussions with respect to any such Action. If the indemnifying party is defending such Action, the Indemnitee may retain separate counsel at its sole cost and expense and may participate in defense of such Action. An indemnifying party may only settle an Action with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, that no such consent shall be required where such compromise or settlement provides for (i) payment of monetary damages, which monetary damages are paid in fully by the indemnifying party, and (ii) a full release of the indemnifying party from all claims comprising such Action.

8.7           Procedure for Direct Claims. In the event an Indemnitee should have a claim for indemnification hereunder that does not involve a third party claim, the Indemnitee shall, as promptly as practicable, deliver to the indemnifying party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Losses incurred or suffered by the Indemnitee, (b) a statement that the Indemnitee is entitled to indemnification under this Section 8 and a reasonable explanation of the basis therefore, and (c) a demand for payment by the indemnifying party.  Within 30 days after delivery of such written notice, the indemnifying party shall deliver to the Indemnitee a written response in which the indemnifying party shall (i) agree that the Indemnitee is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the indemnified party of the Claimed Amount), (ii) agree that the Indemnitee is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the indemnifying party of the Agreed Amount), or (iii) contest that the Indemnitee is entitled to receive any of the Claimed Amount.  If the indemnifying party disputes the payment of all or part of the Claimed Amount, the indemnifying party and the Indemnitee shall use good faith efforts to resolve such dispute as promptly as practicable.  If such dispute is not resolved within 30 days following the delivery by the indemnifying party of such response, the indemnifying party and the Indemnitee shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.6.

8.8           Mitigation. Each Indemnitee agrees to take reasonable steps to mitigate and minimize its or his Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder. Any costs and expenses reasonably incurred by such Indemnitee in connection with such mitigation shall constitute “Losses” that may be recovered hereunder.

8.9           No Circular Recovery.  Solely with respect to any Action brought by Buyer against Sellers pursuant to this Agreement, Sellers agree that they will not make any claim for indemnification against Buyer, the Company or MMC (except in connection with valid insurance claims under Section 8.13) by reason of the fact that any of the Sellers was a controlling person, director, officer, employee, agent or other representative of Company or MMC or was serving as such for another Person at the request of Company or MMC.

8.10           Nature of Indemnification Payments. Any and all indemnification payments pursuant to this Section 8 shall be deemed for all purposes to be adjustments to the Total Purchase Price paid pursuant to Section 2.  For Income Tax purposes, any indemnification payments attributable to a breach of the covenants provided by Sellers in Section 7.4 shall be treated as adjustments to the portion of the Total Purchase Price paid for such covenants and any other indemnification payments shall be treated as adjustments to the portion of the Total Purchase Price paid for the Shares.

8.11           Exclusive Remedy. Except for Sellers’ rights under Section 2.5, the rights to indemnification provided for in this Section 8 shall constitute the exclusive remedy of Buyer, Sellers, and their respective Affiliates with respect to matters in any way relating to this Agreement or arising in connection herewith, whether under any laws, at common law or otherwise.

8.12           Limited Remedies. Notwithstanding anything to the contrary herein, no Party shall be liable for special, punitive, exemplary, incidental, indirect or statutory damages, lost profits or diminution in value whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault; provided, however, that this Section 8.12 shall not limit a Party’s right to recover under this Section 8 for any such damages to the extent such Party is required to pay such damages to a third party in connection with a matter for which such Party is otherwise entitled to indemnification under this Section 8.

8.13           Insurance; Tax Benefit. Payments by Sellers pursuant to Section 8.2 shall be limited to the amount of any Losses that remain after deducting there from any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by any Buyer Indemnitee from any third party with respect thereto.  Sellers shall be permitted to defer payments pursuant to Section 8.2 while pursuing remedies against applicable insurers; provided, however, that after 60 days, interest shall accrue on unpaid amounts at the rate of 5% per annum and that full payment shall be made prior to the first anniversary of the claim for indemnification.  The amount of Losses otherwise recoverable under Section 8.2 shall be reduced to the extent the present value (determined using a discount rate of 5% per annum) of any current Federal, state, local or foreign Tax liabilities of the Buyer Indemnitees (or any of their respective Affiliates) has been decreased by reason of any Losses in respect of which such Buyer Indemnitees shall be entitled to indemnification under Section 8.2.

8.14           No Double Recovery. Any Loss for which Buyer received actual payment under this Agreement shall be disregarded and not included as an expense or otherwise for purposes of calculating Adjusted EBITDA for any purposes under this Agreement and any cost or expense included in the calculation of Adjusted EBITDA pursuant to this Agreement shall not be subject to indemnification claims under this Agreement.

8.15           Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

(a)           Tax Indemnification. Each Seller, severally (and not jointly), hereby agrees to indemnify the Company and its Subsidiaries, and Buyer and its Affiliates, and hold them harmless from and against (i) any and all Income Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any and all Income Taxes of any member of the Affiliated Group of which the Company or any of its Subsidiaries is or has been a member on or prior to the Closing Date (to the extent such Income Taxes are not described in clause (i) of this Section 8.15(a)).

(b)           Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c)           Refunds and Tax Benefits. All unaccrued federal Income Tax refunds that are received by Buyer or Company to which Buyer or Company become entitled that relate to the federal or state Income Tax of the Affiliated Group of which Company has been the common parent for Taxable periods ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay or cause Company to pay over to Sellers any such refund within 15 days after receipt or entitlement thereof.

(d)           Cooperation on Tax Matters.

(i)           Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation for any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations plus one year (and, to the extent notified by Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(ii)           Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)           Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to any applicable provision of the Code the Treasury Regulations.

(e)           Tax Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving Company or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither Company nor any of its Subsidiaries shall be bound thereby or have any liability there under.

(f)           Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Sellers.

9.           Miscellaneous.

9.1           Entire Agreement; Waivers. This Agreement and the Closing Documents delivered pursuant hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, including the Term Sheet dated August 6, 2007, of the Parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided or shall be effective unless in writing and executed (i) in the case of a waiver by Buyer, by Buyer, and (ii) in the case of a waiver by Sellers, by Sellers.

9.2           Amendment or Modification. The Parties may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed and delivered by Buyer and Sellers.

9.3           Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

9.4           Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective heirs, personal representatives and successors, and permitted assigns. Neither the Buyer nor the Sellers shall have the right to assign this Agreement without the prior written consent of all other Parties; provided, however, that the Buyer may assign its rights and obligations under this Agreement to MASIC; provided further that such assignment shall not relieve Buyer of any of its obligations hereunder.

9.5           Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecopy, facsimile or similar teletransmission), addressed as follows:

If to Buyer at:	PMA CAPITAL CORPORATION
380 Sentry Parkway
Blue Bell, PA 19422
Facsimile: (610) 397-5334Attn: Vincent T. Donnelly,
President and CEO

with a mandatory copy to:	Justin P. Klein
(which shall not constitute notice)	Ballard Spahr Andrews & Ingersoll LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Facsimile: (215) 864-8999

If to Sellers:	Charles C. Caldwell
3503 NW 63rd, Suite 305
Oklahoma City, OK 73116
Facsimile: (405) 840-5432

Thomas G. Hamill
51 E. 42nd, Suite 616
New York, NY 10017
Facsimile: (212) 681-8307

Colin D. O’Connor
c/o Black & Company, Solicitors
28 South Frederick Street
Dublin 2 Ireland
Phone: 00353-1-679-5170
Facsimile: 00353-1-679-4726.
Attention: John Black or
Ms. Niamh Lomasney

J. Mark Davis
3503 NW 63rd, Suite 305
Oklahoma City, OK 73116
Facsimile: (405) 840-5432

with a mandatory copy to:	Lon Foster, III
(which shall not constitute notice)	Fellers, Snider, Blankenship, Bailey & Tippens, P.C.
321 South Boston, Suite 800
Tulsa, OK 74103-3318
Facsimile: (918) 583-9659

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) in the case of any notice or communication sent other than by mail, on the date actually delivered to such address (evidenced, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery, and in the case of a facsimile transmission, by receipt of a transmission confirmation form or the addressee’s confirmation of receipt), or (b) in the case of any notice or communication sent by mail, three (3) Business Days after being sent, if sent by registered or certified mail, with first-class postage prepaid (except in the case of Colin O’Connor, seven (7) Business Days). Each Party shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.

9.6           Jurisdiction; Service of Process. Any Action seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought exclusively against any of the Parties in the federal courts located in the City of Oklahoma City, Oklahoma, and in the event that such federal courts shall not have jurisdiction over the relevant proceeding, then in the state courts located in the City of Oklahoma City, Oklahoma, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Action or proceeding and waives any objection to venue laid therein.  Each Party hereby consents to service of process in any such proceeding in any manner permitted by Oklahoma law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.5 is reasonably calculated to give actual notice.

9.7           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive law of the State of Oklahoma, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction.

9.8           Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

9.9           Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable claim, cause of action, remedy or right of any kind under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.

9.10           Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. The Parties acknowledge and agree that original signatures delivered by facsimile transmission shall be accepted as original to evidence execution of this Agreement and the other agreements, stock assignments, documents, instruments and notices contemplated herein.

9.11           Nature of Sellers’ Obligations. The covenants and agreements of each Seller in this Agreement and all representations and warranties of each Seller in Section 4 concerning the transaction are several and not joint obligations.  This means that the particular Seller making the representation, warranty, covenant or agreement shall be individually responsible solely to the extent provided in Section 8.2 for any Losses Buyer may suffer as a result of any breach thereof.

9.12           Expenses of Transaction.

(a)           Transaction Costs of Sellers. Except to the extent specifically otherwise provided herein, the Sellers shall be responsible for all financial advisory, including Sandler O’Neill + Partners, L.P., legal, accounting and other fees and expenses incurred by Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement. These amounts will be paid by the Company before the Closing. This will reduce the “Final Retained Cash Amount” payable to Sellers pursuant to Section 2.4(b).  If the Final Retained Cash Amount payable to Sellers is less than the amount of such transaction costs paid by the Company, Buyer may offset the difference against the Guaranteed Payments.

(b)           Transaction Costs of Buyer. Except to the extent specifically otherwise provided herein, Buyer shall be responsible for all financial advisory, including Keefe, Bruyette & Woods, Inc., legal, accounting and other fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

[ SIGNATURES ON FOLLOWING PAGES ]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have executed, or have caused to be executed by their respective officers thereunto duly authorized, this Stock Purchase Agreement as of the date first above written.

BUYER:	PMA CAPITAL CORPORATION

	By:	/s/ Vincent T. Donnelly
Vincent T. Donnelly,
President and CEO

SELLERS:

/s/ Charles C. Caldwell
CHARLES C. CALDWELL

/s/ Thomas G. Hamill
THOMAS G. HAMILL

/s/ Colin O’Connor
COLIN O’CONNOR

/s/ J. Mark Davis
J. MARK DAVIS

Solely, for purposes of Section 2.7:

COMPANY:	MIDLANDS HOLDING CORPORATION

	By:	/s/ Charles C. Caldwell
Charles C. Caldwell,
President and CEO